Exhibit 5.1

DLA Piper LLP (US) 4365 Executive Drive San Diego, California 92121-2133 T 858.677.1400 F 858.677.1401

August 28, 2018

Endologix, Inc.

2 Musick

Irvine, California 92618

Re: Endologix, Inc., Registration Statement on Form S-3; 15,220,001 shares of Common Stock of Endologix, Inc., par value $0.001 per share

Ladies and Gentlemen:

We have acted as counsel to Endologix, Inc., a Delaware corporation (the “Company”) in connection with the preparation and filing of a registration statement on Form S-3 (the “Registration Statement”) relating to registration for resale under the Securities Act of 1933, as amended (the “Securities Act”), from time to time by certain selling security holders of up to an aggregate of 15,220,001 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), initially issuable upon exercise of warrants held by the selling stockholders (the “Warrants”). The Shares are included in the Registration Statement, filed with the Securities and Exchange Commission on August 24, 2018.

As the basis for the opinions hereinafter expressed, we have examined: (i) originals, or copies certified or otherwise identified, of (a) the Registration Statement; (b) the Amended and Restated Certificate of Incorporation of the Company, as amended to date; (c) the Amended and Restated Bylaws of the Company, as amended to date; (d) certain resolutions of the Board of Directors of the Company; and (e) such other instruments and documents as we have deemed necessary or advisable for the purposes of this opinion; and (ii) such statutes, including the Delaware General Corporation Law, and regulations as we have deemed necessary or advisable for the purposes of this opinion. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.

Based on such examination, we are of the opinion that, as of the date hereof, the issue and sale of the Shares have been duly authorized by all necessary corporate action of the Company and the Shares are, or will be, when and to the extent issued upon exercise of the Warrants in accordance with the terms thereof, validly issued, fully paid and nonassessable.

We express no opinion other than as to the federal laws of the United States of America and the Delaware General Corporation Law (including the statutory provisions, the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing). We express no opinion as to any matter other than as expressly set forth above, and no opinion, other than the opinion given herein, may be inferred or implied herefrom.

We consent to the use of this opinion as an exhibit to the Registration Statement, and we consent to the reference of our name under the caption “Legal Matters” in the prospectus forming part of the Registration Statement. In giving our consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ DLA Piper LLP (US)

DLA Piper LLP (US)